UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2012

AZUR PHARMA PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 333-177528

Ireland	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

45 Fitzwilliam Square, Dublin 2, Ireland

(Address of principal executive offices, including zip code)

011 353 1 634 4183

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

As previously disclosed in its registration statement on Form S-4 (SEC file no. 333-177528), Azur Pharma Public Limited Company (the “Company”) is planning to enter into a business combination with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”) pursuant to that certain Agreement and Plan on Merger and Reorganization, dated as of September 19, 2011 (the “Merger Agreement”), by and among the Company, Jazz Pharmaceuticals, Jaguar Merger Sub Inc. (“Merger Sub”) and Seamus Mulligan, as representative of the Indemnitors (defined therein), whereby Merger Sub will merge with and into Jazz Pharmaceuticals, with Jazz Pharmaceuticals being the surviving corporation and becoming the wholly-owned subsidiary of the Company.

In order to effectuate or facilitate various matters that are required to occur prior to the consummation of the Merger in accordance with the Merger Agreement, on January 3, 2012, the shareholders of the Company approved the following resolutions by unanimous written consent:

(i)	approving the possible future reduction of the Company’s share premium account following the closing of the Merger (the final amount of reduction, if any, to be determined by the directors of the Company in their discretion);

(ii)	approving the adoption and assumption by the Company of the equity incentive plans of Jazz Pharmaceuticals, as amended, upon consummation of the Merger, with appropriate amendments in each case in order to contemplate ordinary shares of the Company, rather than shares of Jazz being covered thereby, and to comply with Irish legal requirements (the “Jazz Pharmaceuticals Equity Incentive Plans”);

(iii)	approving certain parameters applicable to the future operation of the Jazz Pharmaceuticals Equity Incentive Plans;

(iv)	approving the issuance of ordinary shares or other securities of the Company pursuant to the Merger Agreement, the Jazz Pharmaceuticals Equity Incentive Plans or any warrants to acquire shares of Jazz Pharmaceuticals’ common stock and waiving any right of pre-emption that any shareholder in the Company has in respect of any such issuance;

(v)	authorizing the Company and any subsidiary of the Company to make overseas market purchases (as defined in section 212 of the Irish Companies Act 1990 (the “1990 Act”) of shares of any class of the Company on such terms and conditions and in such manner as the directors of the Company may from time to time determine, subject to the provisions of the 1990 Act, the Company’s articles of association and to the following provisions: (a) the maximum number of shares that may be purchased shall be such number of shares whose aggregate nominal value shall equal 20% of the aggregate nominal value of the issued share capital of the Company as of the close of business on the closing date of the merger; (b) the maximum price to be paid for any shares shall be an amount equal to 120% of the closing price of the NASDAQ Global Select Market (“NASDAQ”) for such shares on the day preceding the purchase date; (c) the minimum price to be paid for any shares shall be an amount equal to 80% of the closing price on the NASDAQ for such shares on the day preceding the purchase date; and (d) the authorization conferred by such resolution expiring after 18 months from the date of adoption of the resolution unless previously revoked or renewed;

(vi)	approving, for the purposes of section 209 of the 1990 Act, the re-issue price range of any treasury shares held by the Company as follows: (a) the maximum price at which a treasury share may be re-issued off-market shall be an amount equal to 120% of the closing price on NASDAQ for shares of that class on the date preceding the re-issue date; and (b) the minimum price at which a treasury share may be re-issued off-market shall be the nominal value of such a share where such a share is required to satisfy an obligation under an employee share scheme (as defined under section 2(a) of the Companies (Amendment) Act 1983) or any share incentive plan operated by the Company or, in all other cases, an amount equal to 95% of the closing price on NASDAQ for shares of that class on the day preceding the re-issue date (such re-issue price range as determined by paragraphs (a) and (b) expiring after 18 months from the date of the adoption of the resolution unless previously revoked or renewed);

(vii)	approving the re-designation of a portion of the ordinary shares of US$0.0001 each in the capital of the Company held by the Company’s shareholders immediately prior to closing of the Merger as deferred shares of US$0.0001 each in the capital of the Company (the “Re-designation”), with the relevant number of shares to be re-designated to be determined by the directors of the Company in accordance with the formula set out in Exhibit A to Schedule 1 of the Merger Agreement;

(viii)	approving, subject to the Re-designation occurring and the Company acquiring all of the deferred shares of US$0.0001 each in issue and cancelling them, the reduction in the authorized share capital of the Company from €416,666.67 and US$10,000,200 to €40,000 and US$30,000 by the cancellation of: (a) €376,666.67 of the authorized but unissued share capital of the Company consisting of 37,666,667 deferred shares of €0.01 each; (b) US$9,970,200 of the authorized but unissued share capital of the Company consisting of (x) all of the deferred shares of US$0.0001 each; and (y) all of the ordinary shares of US$0.0001 each, save for 300,000,000 ordinary shares of US$0.0001 each, such that the authorized share capital of the Company shall be comprised of €40,000 divided into 4,000,000 deferred shares of €0.01 each and US$30,000 divided into 300,000,000 ordinary shares of US$0.0001 each;

(ix)	approving, subject to the consummation of the Re-designation, the adoption of amended and restated memorandum and articles of association of the Company in substitution for the existing memorandum and articles of the Company; and

(x)	approving a modification to the terms of issue of all of the ordinary shares of US$0.0001 each in the capital of the Company currently in issue so that they may be held in un-certificated form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AZUR PHARMA PUBLIC LIMITED COMPANY

By:	/s/ David Brabazon
Name: David Brabazon
Title: Chief Financial Officer

Date: January 6, 2012